Exhibit 4.1
Aurora Gold Corp.

SUBSCRIPTION AGREEMENT

The Offer and Sale of up to 10,000,000 Units
In Accordance with the Prospectus Dated <>, 2011

Offering Price - $0.30per Unit

Aurora Gold Corp., a Nevada corporation (the “Company’) is offering up to a maximum of 10,000,000 units (the “Units”) of its securities at an offering price of $0.30 per Unit. Each Unit consists of:

•	one (1) share of the Company’s common stock, $0.001 par value per share (collectively, the “Unit Shares”); and,
•	one Series A Stock Purchase Warrant (collectively, the “Series A Warrants”).

Each Series B Warrant entitles the holder to purchase one additional share of the Company’s common stock (the “Warrant Shares”) at a price of $0.40 for a period of one (1) year commencing April 1, 2011 through March 31, 2012. The Warrant Shares and the Unit Shares are collectively referred to as the “Securities.”

The Securities are being offered and sold pursuant to the Prospectus dated _________, 2011 (the “Prospectus”) accompanying this Subscription Agreement.

In order to purchase Units, a prospective investor must complete and sign this Subscription Agreement and return it to the Company, along with the Aggregate Purchase Price.

1. Number of Units subscribed for: ______________________________________________

2. Payment tendered (number of Units subscribed for multiplied by $0.30): _______________ (the “Aggregate Purchase Price”).

Payment of the Aggregate Purchase Price can be made in cash or by check, bank draft or postal express money order payable to Aurora Gold Corp. or by wire transfer of funds as follows:

FORWARD THIS SUBSCRIPTION AGREEMENT TO AURORA GOLD CORP AT:

C/- Coresco AG
Level 3
Gotthardstrasse 20
6304 Zug
Switzerland

In connection with the offer and sale of the Units, the Company reserves the right, in its sole discretion, to reject any subscription in whole or in part for any reason whatsoever notwithstanding the tender of payment at any time prior to its acceptance of any subscriptions.

This Subscription Agreement does not constitute an offer to sell or a solicitation of any offer to buy any Shares by anyone in any jurisdiction in which such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

The shares have not been registered in the State of Delaware.  The sale of the shares pursuant to this Subscription Agreement in the State of Delaware shall be voidable by the Purchaser within three days after the receipt of consideration from such purchaser by the escrow agent.

Delaware residents hereby represent that they have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in Aurora Gold Corp. and they are able to bear the economic risk to such investment.

SIGNATURE PAGE TO THE AURORA GOLD CORP.
SUBSCRIPTION AGREEMENT

Signature	Date

Print Name of Purchaser	Soc. Sec. or Tax ID No.

Address for Delivery of Shares

Telephone Number	Facsimile Number

Email Address